SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14

                           Northland Cranberries, Inc.
                (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1. Title of each class of securities to which transaction applies:

    2. Aggregate number of securities to which transaction applies:

    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4. Proposed maximum aggregate value of transaction:

    5. Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1. Amount Previously Paid:

    2. Form, Schedule or Registration Statement No.:

    3. Filing Party:

    4. Date Filed:

                    [NORTHLAND CRANBERRIES, INC. LETTERHEAD]




Dear Fellow Shareholders:

         You will notice that the enclosed proxy statement has been written in a different style from years past. Recently, the Securities and Exchange Commission put new rules in place which require certain portions of documents to be written in "plain English." Plain English is designed to make those publicly filed documents more user friendly and easier to read so that you and I can more quickly and easily understand important information.

         These new SEC rules do not require proxy statements to be written in plain English. However, we have decided to write ours that way because we feel that the idea behind plain English is a good one. We want our shareholders to have access to information about us and our future in a direct and understandable way. There is no need to sort through complex legal language which adds little to an understanding of who were are and what we do. For these reasons, we are also writing our annual report on Form 10-K in the same plain English style. We feel the more you understand our company, the more you will want to participate in our exciting future!

         Please read the enclosed proxy statement. We welcome your comments on our efforts.

                                           Sincerely,


                                           John Swendrowski
                                           Chairman of the Board and
                                           Chief Executive Officer
Wisconsin Rapids, Wisconsin
November 25, 1998

                            [PRINTER TO INSERT LOGO]

                           NORTHLAND CRANBERRIES, INC.

                      800 First Avenue South, P.O. Box 8020
                     Wisconsin Rapids, Wisconsin 54495-8020

                              --------------------

                  NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 6, 1999

                              --------------------

TO OUR SHAREHOLDERS:

         We would like to invite you to attend our 1999 annual meeting of shareholders on Wednesday, January 6, 1999 at 3:00 p.m. at the Northland Conference Center, located at 2321 West Grand Avenue, Wisconsin Rapids, Wisconsin. As we describe in the accompanying proxy statement, which we have written in "plain English" in the hope that you will find it less technical and more readable than proxy statements from years past, we will be voting on the election of seven directors and on other business that may properly come before the annual meeting.

         We have enclosed a proxy card and our 1998 annual report along with this proxy statement. Your vote is important, no matter how many shares you own. Even if you plan to attend the annual meeting, please complete, date and sign the proxy card and mail it as soon as you can in the envelope provided. If you attend the annual meeting, you can revoke your proxy and vote your shares in person if you would like.

         Thank you for your continued support. We look forward to seeing you at the annual meeting.



                                              NORTHLAND CRANBERRIES, INC.

                                              [PRINTER TO INSERT SIGNATURE]

                                              David J. Lukas
                                              Vice President Administration,
                                              Corporate Counsel and Secretary
Wisconsin Rapids, Wisconsin
November 25, 1998

                           FREQUENTLY ASKED QUESTIONS

Q:    Why have I received this proxy     Q:    What constitutes a quorum?
      statement?
                                               A "quorum" refers to the number
      Our Board of Directors has sent          of shares that must be in
      you this proxy statement,                attendance at a meeting to
      starting around November 25,             lawfully conduct business.  A
      1998, to ask for your vote as a          majority of the combined votes of
      Northland shareholder on certain         the Class A shares and Class B
      matters to be voted on at the            shares entitled to be cast will
      upcoming annual shareholders'            represent a quorum.  As a result,
      meeting.                                 shares representing at least
                                               10,507,546 votes must be present
Q:    What am I voting on?                     at the annual meeting to
                                               constitute a quorum.
      You will vote on re-electing
      seven directors.  Our Board of     Q:    What happens if I sign and return
      Directors is not aware of any            my  proxy card but do not mark my
      other matter which will be               vote?
      presented for your vote at the
      annual meeting.                          John Swendrowski and John
                                               Pazurek, as proxies, will vote
Q:    Do I need to attend the annual           your shares to elect the nominees
      meeting in order to vote?                for director.

      No.  You can vote either in        Q:    Who will count the votes?
      person by ballot at the annual
      meeting or by completing and             Harris Trust & Savings Bank, our
      mailing the enclosed proxy card.         transfer agent and registrar,
                                               will count the votes and act as
Q:    Who is entitled to vote?                 inspector of elections.

      If you owned shares as of the      Q:   What percentage of Northland's
      close of business on November           votes do directors and officers
      19, 1998(the Record Date), you          own?
      are entitled to vote. You will          Approximately 15.3% of our vote as
      be entitled to one vote per share       of the Record Date is owned by
      for each share of our Class A           directors and officers. See page
      Common Stock you owned on the           5 for more details.
      Record Date.
                                         Q:    Who are the largest shareholders?
Q:    How many shares of Northland's
      stock  are entitled to vote?             The State of Wisconsin Investment
                                               Board owned 2,307,600 Class A
      As of the Record Date, 19,106,484        shares, or approximately 12.1% of
      Class A shares and 636,202 Class         our Class A shares and
      B shares were entitled to vote at        approximately 11.0% of our voting
      the annual meeting.  Since Class         power, as of July 1, 1998.
      B shares are entitled to three           Gilder, Gagnon, Howe & Co. owned
      votes per share, there were              3,230,380 Class A shares, or
      21,015,090 votes represented by          approximately 16.9% of our Class
      shares entitled to vote as of the        A shares and 15.4% of our voting
      Record Date.  All shares vote            power, as of November 10, 1998.
      together as one group.

                              ELECTION OF DIRECTORS

Director Nominees

         At the annual meeting, you will elect seven directors to hold office until our next annual meeting and until their successors are elected. John Swendrowski and John Pazurek, as proxies, intend to vote for the election of all of the Board's nominees. They will also vote for another person that the Board may recommend in place of a nominee if that nominee becomes unable to serve as a director before the annual meeting. All nominees are currently serving as shareholder-elected Board members.

         Under Wisconsin law, shareholders elect directors by a plurality of the votes cast by shares which are entitled to vote in the election, assuming a quorum is present. For this purpose, "plurality" means that the nominees receiving the largest number of votes will be elected as directors. Any shares which do not vote, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

         We have set forth below the Board's nominees to serve as our directors and have also indicated certain important information regarding each nominee.

John Swendrowski

         John Swendrowski, 50, originally founded Northland in 1987 and has been a director since that time. He has served as our Chief Executive Officer since our inception in 1987.

Leroy J. Miles

         Leroy J. Miles, 63, retired as our Corporate Secretary in August 1995 and as Executive Vice President at the end of 1994. Before retiring, Mr. Miles held such executive positions since May 1987, and has also been one of our directors since that time.

Robert E. Hawk

         As part of our recent divisional  restructuring,  in August 1998 Robert
E. Hawk, 43, was appointed Group President-Non-Branded Divisions. Before that, he served as our Executive Vice President since October 1996; Vice President - Sales, Marketing and Special Projects since January 1993; and Vice President - Operations since January 1989. Mr. Hawk has been a director of Northland since 1989.

Patrick F. Brennan

         Patrick F. Brennan, 67, has been a Northland director since 1989. He retired as President and Chief Executive Officer of Consolidated Papers, Inc. in Wisconsin Rapids, Wisconsin as of December 31, 1996, a position he had held since October 1993. Before that, he served as Consolidated's President and Chief Operating Officer for five years, Executive Vice President for over one year and Corporate Vice President for three years. He has served as a director of Consolidated Papers, Inc. since February 1987. Mr. Brennan is also a director of Valassis Communications Inc., Livonia, Michigan, a supplier of newspaper inserts.

Jeffrey J. Jones

         Jeffrey J. Jones, 45, is a partner in the law firm of Foley & Lardner in Milwaukee, Wisconsin. Foley & Lardner has been Northland's general outside legal counsel, and Mr. Jones has served as one of our directors, since our formation in 1987.

Pat Richter

         Pat Richter, 57, has been a director of Northland since 1997. Mr. Richter became the Director of Athletics at the University of Wisconsin-Madison in February 1990. Before that, he served as Vice President-Personnel of Oscar Mayer Foods Co. since 1988. Mr. Richter is also a director of the Green Bay Packers, Inc., Anchor Bancorp Wisconsin Inc., Madison, Wisconsin, a financial institution, and Outlook Group Corp., Neenah, Wisconsin, a printing company.


John C. Seramur

         John C. Seramur, 56, has served as Vice Chairman of Associated Banc-Corp since October 1997. For over 31 years before that, Mr. Seramur served as President, Chief Executive Officer and Chief Operating Officer of First Financial Bank and its parent corporation, First Financial Corporation, a thrift holding company that merged with Associated Banc-Corp in October 1997. Mr. Seramur is also a director of Associated Banc-Corp and has been a director of Northland since 1987.

Board Meetings and Committees

         The following table lists the Board committees on which our directors serve, as well as how many times the Board and each committee met in fiscal 1998.


        Board Member           Board      Audit     Executive    Compensation
       J. Swendrowski            x*                     x *
          L. Miles               x                      x
           R. Hawk               x                      x
         P. Brennan              x          x*                        x
         J. Seramur              x          x                         x*
          J. Jones               x          x
         P. Richter              x          x                         x
    Meetings Held in 1998        4          1           0             2

*Chairman

         Executive Committee. The Executive Committee acts on behalf of the Board between Board meetings, except with respect to matters upon which Wisconsin law does not allow a committee to act.

         Audit Committee. The Audit Committee's principal functions include:

         o recommending a firm of independent public accountants to serve as our independent auditors for the next fiscal year;

         o        meeting  with  and  reviewing   reports  of  our   independent
                  accountants and auditors;

         o        overseeing  our  quarterly  and  annual  financial   reporting
                  process; and

         o        conducting  a  post-audit   review  of  our  annual  financial
                  reporting and audit process.

         Compensation and Stock Option Committee. The Compensation and Stock Option Committee administers our stock option plans, including granting options to our key employees, and approves the compensation, bonuses and benefits of our officers and key employees.

         We do not have a nominating committee. Our Board as a whole performs the functions that such a committee would otherwise perform. If you would like to propose director nominees for consideration at the annual meeting, you can do so under our by-laws only by giving our Secretary written notice of your intent to make a nomination not less than 30 days before the annual meeting. You must tell us in your notice, among other things, the nominee's name, biographical data and qualifications.

                    STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

Share Ownership

         Described in the following table is certain information regarding the beneficial ownership of Class A shares and Class B shares as of the Record Date held by (i) each of our directors and those of our executive officers who are named in the Summary Compensation Table below under "Executive Compensation--Summary Compensation Information;" (ii) all of our directors and executive officers as a group; and (iii) each person or entity which we know beneficially owns more than 5% of the Class A shares or Class B shares. We believe that all of the people listed below have sole voting and investment power over the listed shares, except as indicated otherwise in the footnotes.


                                                  Class A Shares        Class B Shares
                                                   Beneficially          Beneficially       Percentage of
                                                     Owned and             Owned and          Aggregate
      Name of Individual or Entity                 Percentage of         Percentage of          Voting
           or Number in Group                         Class(1)              Class(1)              Power
                                   Directors and Executive Officers

John Swendrowski(2)                                    419,362(3)           601,738(4)         10.4%
                                                           (2.2%)              (94.6%)
LeRoy J. Miles                                          72,671(5)           322,462(6)         *
                                                      *                        (50.7%)
Robert E. Hawk                                         470,660(7)          __                   2.2%
                                                           (2.4%)
David J. Lukas                                          67,300(8)          __                  *
                                                      *
John A. Pazurek                                        125,534(9)          __                  *
                                                      *
Jerold D. Kaminski                                     13,812(10)          __                  *
                                                      *
Patrick F. Brennan                                      9,558(11)          __                  *
                                                      *
Jeffrey J. Jones                                       25,400(12)          __                  *
                                                      *
Pat Richter                                             2,000(13)          __                  *
                                                      *
John C. Seramur                                        73,770(14)          __                  *
                                                      *
All directors and executive officers                    1,423,567              636,202         15.3%
  as a group (14 persons)(15)                              (7.2%)             (100.0%)
                                          Other Five Percent Holders

State of Wisconsin Investment Board                     2,307,600          --                  11.0%
  ("SWIB")(16)                                            (12.1%)
Gilder, Gagnon, Howe & Co. ("Gilder")(17)               3,230,380          --                  15.4%
                                                          (16.9%)
--------------------------------
*Denotes less than 1%.

                                       6

(1) Class B shares can be converted on a share-for-share basis into Class A shares at any time. As a result, a holder of Class B shares is deemed to beneficially own an equal number of Class A shares. However, so that we don't overstate aggregate beneficial ownership, the listed Class A shares do not include Class A shares which the holder can acquire by converting Class B shares into Class A shares. Similarly, the percentages of listed outstanding Class A shares have been determined with respect to the total number of Class A shares outstanding on the Record Date, not including Class A shares which the holder can acquire by converting Class B shares into Class A shares.
(2) Mr. Swendrowski's address is 800 First Avenue South, P.O. Box 8020, Wisconsin Rapids, Wisconsin 54495-8020.
(3) The Class A shares listed include (i) 87,084 shares which Mr. Swendrowski owns directly; (ii) 19,000 shares owned by a charitable foundation with respect to which he shares voting and investment power;
         (iii) 14,278 shares which are owned by members of Mr. Swendrowki's family and with respect to which he shares voting and investment power; and (iii) 299,000 shares which Mr. Swendrowski can acquire by exercising vested stock options.
(4) The Class B shares listed include (i) 313,740 shares which Mr. Swendrowski owns directly and (ii) 287,998 shares held by Cranberries Limited, Inc. ("CLI"), a corporation which Messrs. Swendrowski and Miles own and which Mr. Swendrowski controls, with respect to which he shares voting and investment power.
(5) The Class A shares listed include (i) 51,677 shares which Mr. Miles owns directly; (ii) 18,000 shares which Mr. Miles can acquire by exercising vested stock options; and (iii) 2,994 shares held for the account of Mr. Miles' wife, with respect to which he shares voting and investment power.
(6) The Class B shares listed include the 287,998 shares which Mr. Miles is deemed to beneficially own as an officer and shareholder of CLI and with respect to which he shares voting and investment power. Those shares are also included under the number of Class B shares which Mr. Swendrowski deemed to beneficially own. See note (4) above.
(7) The Class A shares listed include (i) 288,200 shares which Mr. Hawk owns directly; (ii) 10,514 shares which Mr. Hawk's wife owns or which are held in his wife's IRA account, with respect to which he shares voting and investment power; (iii) 19,946 shares held in his IRA account; and (iv) 152,000 shares which Mr. Hawk can acquire by exercising vested stock options.
(8) The Class A shares listed include (i) 18,800 shares which Mr. Lukas owns directly and (ii) 48,500 shares which Mr. Lukas can acquire by exercising vested stock options
(9) Includes 103,500 Class A shares which Mr. Pazurek can acquire by exercising vested stock options.
(10) Includes 1,192 Class A shares which Mr. Kaminski can acquire by exercising vested stock options.
(11) Includes 3,912 Class A shares which Mr. Brennan can acquire by exercising vested stock options.
(12) Includes 3,912 Class A shares which Mr. Jones can acquire by exercising vested stock options.
(13) Includes 1,000 Class A shares which Mr. Richter can acquire by exercising vested stock options.
(14) Includes 1,690 Class A shares which Mr. Seramur can acquire by exercising vested stock options.
(15) When we determined the aggregate beneficial ownership of Class A shares and Class B shares for all of our directors and executive officers as a group, shares which are deemed to be beneficially owned by more than one person were counted only once to avoid overstatement. The number of Class A shares listed includes 763,206 shares which certain of our executive officers and directors can acquire by exercising vested stock options.
(16) The information given is as of or about July 1, 1998, as reported by SWIB in its Schedule 13G filed with the Securities and Exchange Commission ("SEC"). SWIB's address is P.O. Box 7842, Madison, Wisconsin 53707.
(17) The information given is as of or about November 10, 1998, as reported by Gilder in its Schedule 13G filed with the SEC. Gilder's address is 1775 Broadway, 26th Floor, New York, New York 10019.

                             EXECUTIVE COMPENSATION

Report on Executive Compensation

         Compensation Philosophy. As the Compensation and Stock Option Committee of the Board, we evaluate and approve the compensation of our executive officers. We intend our compensation policies and practices to:

         o        attract, motivate and retain qualified executive officers;

         o provide a total compensation package which is based on corporate and personal performance and which is competitive in the fruit juice/beverage industry; and

         o motivate our executive officers to achieve positive results by giving them the chance to buy our stock in order to make their interests more like our shareholders' interests.

         Compensation  Components.   Compensation  for  our  executive  officers
         consists of:

         o        base salary;

         o        potential annual bonuses;

         o        potential annual stock option grants; and

         o        the opportunity to participate in our 401(k) plan.

         Base Salary. We establish each executive officer's base salary at the start of each fiscal year. We consider several factors in determining the base salary of our executive officers, including:

         o the Chief Executive Officer's recommendations (except with respect to his own base salary);

         o the compensation of comparable executives at other similar beverage and consumer products companies, including some of those companies in our new peer group, which we use to compare our total shareholder return (see "Stock Performance Information");

         o our performance during the most recent fiscal year, with special emphasis on our revenues, revenue growth, earnings per share, cost and expense levels and balance sheet strength;

         o how our performance compares to our historical results and our expectations for that fiscal year;

         o whether and to what extent we reached our strategic goals for the fiscal year; and

         o        the  individual   achievements  of  our  executive   officers,
                  including contributions to our financial results for the past year, and relationships with other Northland personnel.

         In particular, for fiscal 1998, we considered:

         o our successful entry into the private label juice business through the acquisition of Minot Food Packers, Inc.

         o the planned acquisition of the juice division of Seneca Foods Corporation;

         o our successful sale of 5,715,000 Class A shares in June which raised $74.5 million;

         o        the increase in our juice sales and market penetration;

         o the increase in our overall size as a result of the acquisition of Minot and the planned acquisition of Seneca, and the corresponding increase in the responsibilities of our executive officers; and

         o        our  recent   divisional   restructuring   and  the  resulting
                  promotion  of  certain   officers  to   positions   with  more
                  responsibility.

         As a result of our review of these factors, we increased our executive officers' base salaries by an average of 19% for the upcoming fiscal year, and increased the base salary of our Chief Executive Officer by 14.3%. Although we review objective performance criteria, we still consider certain subjective factors which aren't related directly to our financial results in making these compensation decisions.

         Bonuses. Our 1998 Incentive Bonus Plan provides incentive bonus opportunities to our employees. The Bonus Plan bases incentive cash bonuses on achieving specified objective and subjective goals, including certain earnings goals and various departmental and individual goals. The Bonus Plan, which applies to all of our employees, provides the chance to receive a bonus of up to a specified percentage of base salary which varies by the employee's position.

         In fiscal 1998, Northland's earnings were below the goals we set at the end of last year. As a result, we did not pay bonuses under the corporate performance component of the Bonus Plan. However, we did pay bonuses for individual performance in connection with the subjective achievements described in the discussion of base salary above. In most cases, these bonuses were the maximum we could pay under the individual performance component of the Bonus Plan. Specifically, in deciding on the bonus paid to our Chief Executive Officer, we considered his leadership in connection with the acquisition of Minot, which allowed Northland to greatly enhance its position in the market for private label juice products, and in connection with the completion of the public stock sale, which gave Northland the resources to accomplish the Minot acquisition and to strengthen its balance sheet by paying down debt.

         Stock Options. We generally make regular annual stock option grants to our executive officers under our stock option plans after the end of each fiscal year. We base our option grants mainly on:

         o        each executive officer's relative position with Northland;

         o his individual initiatives and achievements and their impact on Northland's performance;

         o        many of the salary and bonus factors discussed above;

         o        his historical level of option grants; and

         o        the size of option grants to other similar executives.

         Based on those factors, we decided to award regular annual option grants to purchase a total of 50,000 Class A shares to our continuing executive officers in fiscal 1998.

         In addition to our regular stock option grants, in fiscal 1998 we also granted options to purchase a total of 35,000 Class A shares to some of our continuing executive officers to recognize their hard work and exceptional performance in connection with the acquisition of Minot and our public stock offering.

         Our stock option grants are intended to motivate key employees to achieve the best results for the company by giving them the chance to acquire or increase their current stock ownership in Northland. Since options are only valuable if our stock price goes up, we believe that stock option grants help make the financial interests of our management the same as yours. We grant options with an exercise price equal to the value of the Class A shares on the date of grant. The options usually expire in 10 years and either become exercisable in increments of 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date or are exercisable immediately upon grant. The options granted to our executive officers in connection with the acquisition of Minot and our stock offering could be exercised immediately upon grant.

         We believe our stock option plans, and the way in which we administer them, comply with Internal Revenue Code Section 162(m).

                  By the Compensation and Stock Option Committee:

                           John C. Seramur, Chairman
                           Patrick F. Brennan
                           Pat Richter

Summary Compensation Information

         The table below describes the compensation paid for the last three fiscal years to our Chief Executive Officer and certain of our other executive officers whose salary and bonuses were more than $100,000 in fiscal 1998. Jerold
D. Kaminski, who served as our President and Chief Operating Officer during fiscal 1998, resigned on September 11, 1998. We sometimes refer to the people in the table below as our "named executive officers."

                                            Summary Compensation Table

                                                                              Long Term
                                                                            Compensation
                                             Annual             Stock           Awards
         Name and            Fiscal       Compensation      Option Grants    Restricted       Other Annual        All Other
                                          ------------
  Principal Positions          Year    Salary      Bonus       (shares)      Stock Awards   Compensation (3)     Compensation
----------------------      --------  ---------  --------   ------------   ---------------  ----------------     ------------

John Swendrowski            1998      $350,000   $ 40,000      40,000      $         0      $           0      $    4,917(4)(5)
  Chairman of the Board,    1997      $330,000   $      0           0      $         0      $     224,127      $    4,552
  President and Chief       1996      $315,000   $286,200     116,000      $         0      $           0      $    3,365
  Executive Officer

Robert E. Hawk              1998      $140,000   $ 20,000      10,000      $         0      $           0      $    4,913(4)
  Group President-          1997      $140,000   $      0           0      $         0      $           0      $    3,160
  Non-Branded Divisions     1996      $114,000   $ 89,720      48,000      $         0      $           0      $        0

John A. Pazurek             1998      $130,000   $ 20,000      20,000      $         0      $           0      $    2,600(4)
  Vice President-Finance,   1997      $115,000   $      0           0      $         0      $      29,539      $    3,156
  Treasurer and Chief       1996      $ 89,000   $ 63,720      32,000      $         0      $           0      $    1,534
  Financial Officer

David J. Lukas              1998      $100,000   $ 20,000      15,000      $         0      $           0      $    4,913(4)
  Vice President-           1997      $ 95,000   $      0           0      $         0      $           0      $    3,960
  Administration and        1996      $ 82,000   $ 39,360       8,000      $         0      $           0      $    1,300
  Corporate Secretary

Jerold D. Kaminski          1998      $220,000   $      0      25,000(1)   $         0(2)   $           0      $  111,667(4) (6)
  Former President and      1997      $ 50,164   $ 50,000      10,000(1)   $   155,250(2)   $           0      $        0
  Chief Operating Officer

(1) These options expired on October 11, 1998, 30 days after Mr. Kaminski resigned.
(2) On June 2, 1997 we awarded Mr. Kaminski 12,000 restricted Class A shares. On June 2, 1998, 3,000 of those restricted Class A shares vested. At August 31, 1998, Mr. Kaminski held 9,000 restricted Class A shares with a value of $87,750. Upon his resignation on September 11, 1998, he forfeited those remaining 9,000 restricted Class A shares.
(3) Mr. Swendrowski and Mr. Pazurek received these amounts to reimburse them in part for taxes they paid after exercising stock options in fiscal 1997.
(4)      Includes  matching  contributions we made under our 401(k) plan to each person.
(5) We paid $49,066, $49,327 and $49,539 of premiums on a split-dollar insurance policy on the life of Mr. Swendrowski in fiscal 1998, 1997 and 1996, respectively. We did not include this data in the table because when the policy is surrendered to us or when Mr. Swendrowski dies, we will be reimbursed for these premium payments. Assuming Mr. Swendrowski retires at the age of 65, we estimate the current present value of the excess cash surrender value of such policy over the premium payments to be approximately $157,515.
(6) These amounts include $110,000 we paid to Mr. Kaminski upon his resignation in connection with the voluntary and mutual termination of his employment and severance agreement, dated as of June 2, 1997.

Stock Options

         We have three stock option plans currently in place: the 1987, 1989 and 1995 Stock Option Plans. We are still granting options to our employees under the 1989 and 1995 Plans. There are no shares remaining available under the 1987 Plan and only a few shares remaining available under the 1989 Plan. The following table lists the option grants under the 1995 Plan which we made during fiscal 1998, as well as certain other information relating to those grants.

                                             Fiscal 1998 Option Grants

                                                                                                Potential Realizable Value
                                 Shares        Percentage of                                    At Assumed Annual Rates of
                               Underlying      Total Options    Exercise                         Stock Price Appreciation
                                Options       Granted to all    Price (per    Expiration          For Option Term(5)
                                                                                            ------------------------
         Name                  Granted(1)        Employees      share)(4)          Date       5%                      10%
----------------------         ----------                       ---------     ------------  -----------------------------

John Swendrowski                 20,000             --             $19.75          9/22/07          $ 248,413         $ 629,528
                                 20,000                            $15.625         4/16/08          $ 196,530         $ 498,045

Robert E. Hawk                   10,000             --             $19.75          9/22/07          $ 124,207         $ 314,764

John A. Pazurek                  10,000             --             $19.75          9/22/07          $ 124,207         $ 314,764
                                 10,000                            $15.625         4/16/08          $  98,265         $ 249,022

David J. Lukas                   10,000             --             $19.75          9/22/07          $ 124,207         $ 314,764
                                  5,000                            $15.625         4/16/08          $  49,132         $ 124,511

Jerold D. Kaminski                5,000(2)          --             $19.75          9/22/07          $  62,103         $ 157,382
                                 20,000(2)                         $15.625         4/16/08          $ 196,530         $ 498,045

All Optionees                   185,000(3)        100.0%              $  (3)           (3)         $1,746,540        $4,349,041

All Shareholders(6)                 N/A             N/A                  N/A           N/A       $164,056,790      $415,752,117
---------------------

(1)      These options are nonqualified stock options under the Internal Revenue
         Code.
(2) These options expired on October 11, 1998, 30 days after Mr. Kaminski resigned.
(3) The Committee granted 119,000 options on September 22, 1997 with an exercise price of $19.75 and an expiration date of September 22, 2007; 1,000 options on October 21, 1997 with an exercise price of $18.44 and an expiration date of October 21, 2007; 1,000 options on January 7, 1998 with an exercise price of $14.63 and an expiration date of January 7, 2008; 1,000 options on April 15, 1998 with an exercise price of $16.94 and an expiration date of April 15, 2008; 55,000 options on April 16, 1998 with an exercise price of $15.625 and an expiration date of April 16, 2008; 4,000 options on July 2, 1998 with an exercise price of $15.63 and an expiration date of July 2, 2008; and 4,000 options on August 31, 1998 with an exercise price of $9.75 and an expiration date of August 31, 2008.
(4) A holder can pay the exercise price of options in cash, by delivering previously issued Class A shares, or a combination of both.
(5) These values represent the difference between the exercise price of the options and the value of the Class A shares on the date that the options will be exercised, assuming certain rates of appreciation in the value of Class A shares and assuming the options will be exercised on their respective expiration dates. We have not taken into account taxes or other payments which the holders of options may have to pay upon exercise. The actual values of the options will depend on the value of the Class A shares on the date the options are exercised. The 5% and 10% rates we used in these calculations are not our estimates of our future performance or the future price of Class A shares. Rather, we are required to use these rates by the rules of the SEC. We cannot guarantee that these rates of appreciation will actually be achieved.
(6) These values represent the gain to all shareholders as a group, calculated in the same way as we calculated the values referred to in footnote (5) to the table. Again, we cannot guarantee that these rates of appreciation will actually be achieved.

         Set forth below is certain information about the number and value of unexercised stock options held by our named executive officers and by all other option holders as of the end of fiscal 1998.

                                         Fiscal 1998 Year-End Value Table

                                           Number of Shares                         Value of Unexercised
                                          Underlying Options                        In-the-Money Options
                                        at End of Fiscal 1998(1)                   at End of Fiscal 1998(2)
                               ---------------------------------------   ----------------------------------
           Name                    Exercisable         Unexercisable         Exercisable          Unexercisable
-------------------------          -----------         -------------         -----------          -------------
John Swendrowski                      284,000                 --         $      648,600                   --
Robert E. Hawk                        152,000                 --         $      496,650                   --
John A. Pazurek                        96,000                 --         $      211,140                   --
David J. Lukas                         45,000                 --         $       65,730                   --
Jerold D. Kaminski                     36,192                 --         $        1,226                   --
All Optionees                         949,636            134,020         $    2,692,962             $ 36,020


--------------------------

(1) These options are nonqualified stock options under the Internal Revenue Code. Each option has an exercise price equal to the fair market value (last bid price) of the Class A shares on the date of grant.
(2) We calculated these dollar values by determining the difference between the value of the Class A shares and the various exercise prices of the named executive officers' outstanding options at the end of fiscal 1998. The last reported sale price of the Class A shares on The Nasdaq Stock Market on August 28, 1998 was $10.125 per share.

Director Compensation

         Directors of Northland who are also our employees receive no additional compensation for serving on the Board. We compensate our non-employee directors for their service on the Board by providing:

         o an annual retainer fee of $12,000 (which was increased to $15,000 for fiscal years after 1998);

         o $500 for each Board and committee meeting attended, plus an additional $250 for each committee chairman per committee meeting attended;

         o reimbursement for directors' transportation, lodging and meal expenses incurred in attending meetings; and

         o annual automatic grants of stock options under the 1995 Plan which

                  - are exercisable for 1,000 Class A shares;

                  - occur automatically (i) upon a director's appointment or election to the Board and (ii) on each August 31;

                  - are granted at an exercise price equal to the fair market value of the Class A shares on the date of grant;

                  - have a term of ten years;

                  - vest in full either one year after the date they are granted or immediately upon the happening of certain events.

Employment and Severance Agreement

         We have entered into a severance agreement with John Swendrowski which provides that, following a "change in control" of the company (as defined in the severance agreement), we will employ Mr. Swendrowski for three years in the same position, to perform similar duties, and at the same location as was the case just before the change of control. During the employment period, Mr. Swendrowski is entitled to receive a salary based upon his compensation rate in effect at the date of change of control, and is also entitled to be included in our benefit plans. If during the employment period (i) we terminate Mr. Swendrowski's employment, other than for "cause" (as defined in the severance agreement) or he becomes disabled, or (ii) we change his duties substantially without his written consent and he terminates his employment as a result, then he will be entitled to receive a severance payment equal to three times his average base salary over the five previous years, plus the other benefits due under the severance agreement.

                          STOCK PERFORMANCE INFORMATION

         The line graph below compares the percentage change during the last five fiscal years in the total return on our Class A shares with the total return of:

                  o companies in the Nasdaq Total Return Index;

                  o companies in a peer group we selected and used in this similar chart in last year's proxy statement (including Alico, Inc., Chalone Wine Group, LTD., J & J Snack Foods Corp., Mauna Loa Macadamia Nut Corp., Orange-Co., Inc., John B. Sanfilippo & Son, Inc., Seneca Foods Corp., Stokely USA, Inc., Sylvan Food Holdings, Inc. and Todhunter International, Inc.); and

                  o companies in a new peer group we selected for the first time this year (including American Italian Pasta Co., Beringer Wine Estates,
Celestial Seasonings, J.M. Smucker Company, Robert Mondavi Corp., Triarc Companies, Chalone Wine Group, LTD, Orange Co., Inc., Seneca Foods Corp. and Todhunter International, Inc.)

         We changed our peer group companies this year mainly because we have changed our business dramatically in the past two years, from essentially a cranberry grower to a consumer products company. As a result, we are now larger than, and no longer engage in the same general business as, some of those former peer group companies. We believe the companies in our new peer group are more comparable to our current size and the markets in which we compete. The shareholder returns of each of the companies in both of our listed peer groups have been weighted based on each company's relative market capitalization as of the beginning of each period. To allow for a more meaningful comparison, we have assumed in the graph below that our fiscal year ended on August 31 (which is our fiscal year end, but which was not our fiscal year end until 1995).

                                (GRAPH OMITTED)

                                 Comparison of Five-Year Total Shareholder Returns
                                         (on a dividend reinvested basis)


                                      08/31/93     08/31/94     08/31/95    08/31/96    08/31/97     08/31/98
Northland Cranberries, Inc.              $100          112           87         218         209          121
Old Peer Group Index                     $100           92           90          86         100           83
New Peer Group Index                     $100           86           85          79         120          102
Nasdaq Total Return Index                $100          104          140         158         221          210


                                  OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires certain of our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of changes in ownership of our common stock with the SEC. Those people are required by SEC regulations to furnish us with copies of all Section 16(a) forms which they file. To our knowledge, all of those people complied with all Section 16(a) filing requirements in fiscal 1998, except that Michael Morello, an officer of one of our subsidiaries, did not timely file one Form 4 with respect to a purchase of 2,000 Class A shares which he made in August 1998.

Northland's Independent Auditors

         The Board has reappointed Deloitte & Touche LLP to serve as our independent auditors for fiscal 1999. We expect that representatives of Deloitte & Touche LLP will be at the annual meeting and will have a chance to make a statement if they would like to do so. They will also be available to respond to your questions.

Miscellaneous

         We will bear the cost of soliciting proxies. We expect to solicit proxies mainly by mail. Some of our employees may also solicit proxies personally and by telephone. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose. We will, however, reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Class A shares.

         If you wish to include a proposal in our proxy statement for the 2000 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, you should forward the proposal to our Secretary by July 28, 1999. If you submit a proposal other than pursuant to Rule 14a-8 less than 30 days in advance of the 2000 annual meeting, your proposal will be considered untimely under our by-laws and we will not be required to present your proposal at the 2000 annual meeting. If the Board chooses to present your proposal despite its untimeliness, the people named in the proxies solicited by the Board for the 2000 annual meeting will have the right to exercise discretionary voting power with respect to your proposal.

         If you would like to receive a copy of our fiscal 1998 annual report on Form 10-K (without exhibits), please write to our Secretary at 800 First Avenue South, P.O. Box 8020, Wisconsin Rapids, Wisconsin 54495-8020, and we will provide you with a copy free of charge.

                                  NORTHLAND CRANBERRIES, INC.

                                  [PRINTER TO INSERT SIGNATURE]

                                  David J. Lukas
                                  Vice President Administration,
                                  Corporate Counsel and Secretary

Wisconsin Rapids, Wisconsin
November 25, 1998

PROXY FOR CLASS A                                              PROXY FOR CLASS A
COMMON STOCK                                                       COMMON STOCK


                           NORTHLAND CRANBERRIES, INC.

                ANNUAL MEETING OF SHAREHOLDERS - JANUARY 6, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         I hereby appoint either or both of John Swendrowski and John A. Pazurek as my proxy, and hereby authorize either or both of them to represent and to vote, as I have indicated below, all my shares of Class A Common Stock of Northland Cranberries, Inc., which I held of record on November 19, 1998, at the annual meeting of shareholders scheduled to be held on January 6, 1999, and at any adjournment thereof. I also authorize either or both of them to appoint his substitute.

         I further acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement and the 1998 Annual Report to Shareholders, and I hereby revoke any other proxy I may have executed previously for the 1999 annual meeting of shareholders.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY
                          USING THE ENCLOSED ENVELOPE.

Please do not fold                                   (Continued and to be signed
                                                          on reverse side.)

--------------------------------------------------------------------------------

                           NORTHLAND CRANBERRIES, INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

1.      Election of Directors -           FOR    WITHHOLD FOR
        Nominees:  Patrick F. Brennan,    ALL      ALL     ALL
        Robert E. Hawk, Jeffrey J.
        Jones, LeRoy J. Miles, Pat        |_|      |_|     |_|
        Richter, John C. Seramur and
        John Swendrowski

                           (Except Nominee(s) written below)

                           When properly executed, this proxy will be voted as you have directed herein. If no direction is made, this proxy will be voted FOR the seven director nominees indicated above. It will also be voted in accordance with the best judgment of the proxies named herein on any other business that may properly come before the meeting.

                                              Dated:_______________, 199_

2.      In their discretion, upon such
        other business as may properly
        come before the meeting and at
        any adjournment thereof


                           Signature(s)


                           PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If you are a corporation, please sign in full corporate name by the president or other authorized officers. If you are a partnership, please sign in partnership name by an authorized person.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT!

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY
                          USING THE ENCLOSED ENVELOPE.

PROXY FOR CLASS B                                              PROXY FOR CLASS B
COMMON STOCK                                                        COMMON STOCK



                           NORTHLAND CRANBERRIES, INC.

                ANNUAL MEETING OF SHAREHOLDERS - JANUARY 6, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         I hereby appoint either or both of John Swendrowski and John A. Pazurek as my proxy, and hereby authorize either or both of them to represent and to vote, as I have indicated below, all my shares of Class B Common Stock of Northland Cranberries, Inc., which I held of record on November 19, 1998, at the annual meeting of shareholders scheduled to be held on January 6, 1999, and at any adjournment thereof. I also authorize either or both of them to appoint his substitute.

         I further acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement and the 1998 Annual Report to Shareholders, and I hereby revoke any other proxy I may have executed previously for the 1999 annual meeting of shareholders.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY
                          USING THE ENCLOSED ENVELOPE.

Please do not fold                                   (Continued and to be signed
                                                          on reverse side.)

--------------------------------------------------------------------------------

                           NORTHLAND CRANBERRIES, INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

1.      Election of Directors -           FOR    WITHHOLD  FOR
        Nominees:  Patrick F. Brennan,    ALL      ALL     ALL
        Robert E. Hawk, Jeffrey J.
        Jones, LeRoy J. Miles, Pat        |_|      |_|     |_|
        Richter, John C. Seramur and
        John Swendrowski

                           (Except Nominee(s) written below)

                           When properly executed, this proxy will be voted as you have directed herein. If no direction is made, this proxy will be voted FOR the seven director nominees indicated above. It will also be voted in accordance with the best judgment of the proxies named herein on any other business that may properly come before the meeting.


                                                    Dated:_____________, 199_

2.      In their discretion, upon such
        other business as may properly
        come before the meeting and at
        any adjournment thereof

                           Signature(s)


                           PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If you are a corporation, please sign in full corporate name by the president or other authorized officers. If you are a partnership, please sign in partnership name by an authorized person.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT!

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY
                          USING THE ENCLOSED ENVELOPE.